Exhibit 10.1

PURCHASE AND SPONSOR HANDOVER AGREEMENT

This PURCHASE AND SPONSOR HANDOVER AGREEMENT (this “Agreement”) is made and entered into effective as of January 30, 2026 (the “Effective Date”), by and among Collective Acquisition Sponsor LLC, a Delaware limited liability company (or its designated affiliate(s), the “New Sponsor”), Dune Acquisition Corporation II, a Cayman Islands exempted company (the “SPAC”), Dune Acquisition Holdings II LLC, a Delaware limited liability company (the “Sponsor”), Carter Glatt, as the managing member of Sponsor (the “Sponsor Member”), certain members of the Sponsor named in Schedule 1 hereto (the “Non-Managing Members”) and certain other institutional investors named in Schedule 1 hereto (the “Non-Managing Investors,” together with the Non-Managing Members and the Sponsor Member, the “Old Sponsor Members”). Each of the New Sponsor, the SPAC, the Sponsor, the Sponsor Member, the Non-Managing Members and the Non-Managing Investors is a “Party” and collectively, the “Parties”.

WHEREAS, the SPAC completed its initial public offering on May 6, 2025 (the “IPO”), and pursuant to its Amended and Restated Memorandum and Articles of Association (the “Articles”), SPAC has until August 6, 2026 (assuming the exercise of available extensions), to complete its initial business combination (a “Business Combination”);

WHEREAS, as of the Effective Date, SPAC has not completed or announced a Business Combination;

WHEREAS, Old Sponsor Members, through their membership interests in the Sponsor, own, in aggregate, (i) 5,750,000 Class B ordinary shares, par value $0.0001 per share, of SPAC (the “Class B Shares”) and (ii) 2,000,000 private placement warrants of SPAC (the “Private Placement Warrants”), each exercisable to purchase one Class A ordinary share, par value $0.0001 per share, of SPAC, at $11.50 per share;

WHEREAS, the New Sponsor proposes to complete a sponsor handover transaction, whereby the New Sponsor shall become the sponsor of the SPAC;

WHEREAS, the Parties desire that the Sponsor, with the individual approval by the Sponsor Member, Non-Managing Members and Non-Managing Investors as evidenced by each of the Sponsor Member, Non-Managing Members and Non-Managing Investors, respectively, being a Party to this Agreement, shall sell, assign, and transfer to New Sponsor, and New Sponsor shall purchase from the Sponsor, an aggregate of 4,475,000 Founder Shares and 1,000,000 Private Placement Warrants (the “Transferred Interests”), of the SPAC, for an aggregate purchase price of $2,000,000 (the “Purchase Price”), thereby effecting a transfer of the Sponsor’s control of the SPAC to New Sponsor (collectively, the “Transaction”); and

WHEREAS, SPAC’s board of directors has determined that the Transaction provides SPAC with an increased likelihood to consummate a Business Combination and that it is in the best interests of SPAC and its shareholders to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

1. Sale and Purchase of Transferred Interests. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Sponsor shall sell, assign, convey and deliver to New Sponsor, and New Sponsor shall purchase and accept from the Sponsor, all of Sponsor’s right, title and interest in, to and under the Transferred Interests, free and clear of all mortgages, liens, pledges, charges, security interests, encumbrances or other adverse claims of any kind (collectively, “Liens”) other than Liens on transfer imposed under applicable securities laws and Sponsor Member’s rights under Section 4. In consideration for the sale of the Transferred Interests, New Sponsor shall pay to the Sponsor the Purchase Price in cash by wire transfer of immediately available funds at the Closing in accordance with Schedule 1. The Sponsor shall deliver to New Sponsor such instruments of transfer as may be required to duly convey the Transferred Interests to New Sponsor at the Closing.

2. Outstanding Accounts. Before the date that the closing of the Transaction (the “Closing Date”), the SPAC shall have paid, satisfied and discharged all SPAC Liabilities (as defined below) and prepaid in full the fees and expenses to Grassi & Co., CPAs, P.C., the auditor of the SPAC, and Calabrese Consulting, LLC, in relation to the audit and accounting services, including the finalization of the SPAC’s Annual Report on Form 10-K for the year ended December 31, 2025 (the “SPAC 10-K”), with respect to the fiscal year ended December 31, 2025 in full with funds from its working capital accounts (the “2025 Fees”). As of and following the Closing Date, neither the Sponsor nor the Old Sponsor Members will have any obligation to contribute funds for funding the ongoing expenses of the SPAC, including but not limited to, any deferred underwriting commission of up to $5,000,000 (the “Deferred Underwriting Commission”), any operating expenses, any legal, accounting and administrative expenses, any required trust account extension contributions, and any costs relating to a Business Combination, including but not limited to, sourcing, negotiating and consummating a Business Combination. Subject to the payments of SPAC Liabilities and the 2025 Fees in this Section 2, the Parties acknowledge and agree that the New Sponsor shall be responsible for all the unpaid fees and expenses of the SPAC accrued on or after January 1, 2026, in accordance with the terms and conditions of this Agreement.

3. Agreements of the New Sponsor.

(a) The New Sponsor hereby agrees that, with effect from the Closing, (x) the New Sponsor (i) assumes and shall be bound by the terms of the Letter Agreement, dated May 6, 2025, by and among the SPAC, its executive officers, its directors and the Sponsor (the “Insider Letter”); (ii) agrees to join as a party to that certain letter agreement, dated as of May 6, 2025, entered into between the SPAC and the Sponsor (the “Administrative Services Agreement”) and assumes the obligations of the Sponsor thereunder and (iii) agrees to join as a party to that certain registration rights agreement, dated as of May 6, 2025, and (y) the New Sponsor shall cause each of the directors and officers of the SPAC selected by the New Sponsor to enter into the Insider Letter. Notwithstanding anything to the contrary in this Agreement, each Old Sponsor Member acknowledges and agrees that the Sponsor shall have no right, title or interest in any and all fees, reimbursements or other amounts payable by SPAC pursuant to the Administrative Services Agreement that that are paid after January 31, 2026 (“Administrative Services Income”). For the avoidance of doubt, the Sponsor hereby irrevocably (i) assigns to New Sponsor the Sponsor’s right, title and interest, if any, in and to any Administrative Services Income, and (ii) agrees not to invoice, collect or seek to collect any such Administrative Services Income.

(b) The New Sponsor shall, as of and after the Closing Date, (i) be responsible for all costs, fees and expenses of the New Sponsor and the SPAC (ii) be responsible for making all regulatory filings related to the SPAC and (iii) represent itself as the sponsor entity associated with the SPAC.

(c) Immediately following the Closing, the New Sponsor shall cause the SPAC to file with the SEC a Current Report on Form 8-K (the “Relevant Form 8-K”) disclosing the following in the manner required by rules promulgated by the SEC: (i) the completion of the Transaction, (ii) the resignation and appointment of new officers and directors of the SPAC who have resigned or been appointed prior to such date, and (iii) such other material information required to be publicly disclosed pursuant to the rules and regulations of the SEC and the Nasdaq Stock Market LLC, in a form reasonably acceptable to the Sponsor.

(d) The New Sponsor shall procure, that in connection with a Business Combination entered into by the SPAC, the Sponsor shall have the benefit of any registration rights, including but not limited to, piggyback and shelf registration rights, with respect to any securities of the SPAC or any successor company that are owned by the Sponsor or any members of the Sponsor following a Business Combination on terms that are at least as favorable as those granted to the New Sponsor in connection with any such Business Combination.

(e) If any Form 3 or 4 Filings are required by the transaction, the New Sponsor and SPAC will file on behalf of the Old Sponsor Members.

4. Sponsor Member’s Purchase Right. Parties acknowledge and agree that, if a definitive business combination agreement is not entered into by May 7, 2026 (the “Option Date”), the Sponsor Member shall have the right (but not the obligation) to repurchase the Transferred Interests from the New Sponsor for a purchase price of $2,000,000 (the “Repurchase Right”). The Repurchase Right may be exercised only during the period commencing on the Option Date and ending at 5:00 p.m., New York City time, on the date that is five (5) days after the Option Date (the “Option Period”), by delivery of written notice of exercise to the New Sponsor in accordance with Section 17(h). If the Sponsor Member does not exercise the Repurchase Right within the Option Period, the Repurchase Right shall automatically terminate and be of no further force or effect.

5. Members’ Interests.

(a) The Parties acknowledge that, after the sale and purchase set forth in Section 1 of this Agreement, (i) the Sponsor Member and certain members of the Non-Managing Members will retain, in aggregate, 1,250,000 Class B Shares and (y) 1,000,000 Private Placement Warrants (the “Member Retained Securities”), and (ii) the Non-Managing Investors will retain, in aggregate, 25,000 Class B Shares (together with the Member Retained Securities, the “Retained Securities”), in each case as specified in Schedule 1 hereto. To the extent that, in connection with the SPAC’s initial Business Combination, the New Sponsor agrees to forfeit, cancel, transfer, defer, amend or waive the terms of any portion of the Transferred Interests, or agrees that any portion of the Transferred Interests will be subject to any earnout, lock-up or other restriction, then, for the avoidance of doubt, the Retained Securities will not be subject to such restrictive terms. In connection with SPAC’s initial Business Combination, the Sponsor shall enter into any voting support agreement, lock-up agreement, registration rights agreement or other similar agreement that SPAC and New Sponsor enter into (collectively, the “Lock-Up Agreements”), and upon the same terms as the New Sponsor; provided, however, that no such agreement shall impose any additional lock-up, earnout or other additional restriction on the Retained Securities, beyond the restrictions set forth in the Insider Letter, and, in any event, not beyond those expressly provided in this Agreement.

(b) If the Old Sponsor Members fail to comply with the foregoing agreements, the Sponsor and each Old Sponsor Member hereby irrevocably appoint New Sponsor as its attorney in fact to execute and deliver any and all agreements and instruments necessary to effectuate such agreements. The Sponsor agrees that it shall not transfer or agree to transfer any Retained Securities until the closing of SPAC’s initial Business Combination, except as permitted pursuant to the applicable Lock-Up Agreements.

(c) On or after the Closing Date (but in all event within 7 days after Closing), upon delivery of proof satisfactory to the New Sponsor evidencing the payment of the SPAC Liabilities for the fiscal year ended December 31, 2025 pursuant to Schedule 12(j), the New Sponsor shall contribute (i) an aggregate amount equal to $100,000 in cash to the accounts of Non-Managing Investors in accordance with Schedule 1, and (ii) an amount equal to the Excess Working Capital, minus $100,000 to account of the Sponsor Member. “Excess Working Capital” used herein means the amount of cash available in the SPAC’s bank account as of January 28, 2026 as specified in Schedule 5(b) hereto.

(d) In the event the name of the SPAC is changed subsequent to the Effective Date, the Parties agree that the Sponsor Member, and his affiliates, shall have all rights to use the SPAC’s current stock ticker symbol (IPOD).

6. Closing. The Closing will take place on the first business day following the satisfaction or waiver of the conditions to closing set forth in Section 9 of this Agreement.

7. Management.

(a) Concurrently with the execution of this Agreement, SPAC’s officers shall execute and deliver to New Sponsor resignation letters, which shall take effect on the Closing Date. Upon the Closing, SPAC shall take such actions as necessary to effectuate the removal of SPAC’s existing officers and replacement with the persons designated by New Sponsor.

(b) Concurrently with the execution of this Agreement, SPAC’s directors shall execute and deliver to New Sponsor resignation letters, so that effective following the Closing upon expiration of all applicable waiting periods under Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, the current directors of SPAC shall resign and be replaced by individuals designated by New Sponsor.

(c) Concurrently with the execution of this Agreement, SPAC shall deliver resolutions duly adopted by the board of directors of the SPAC, ratifying and authorizing (i) the execution, delivery, and performance of this Agreement contemplated herein; and (ii) the resignation of all incumbent officers and directors of the SPAC.

(d) The Parties acknowledge and agree that the replacement of the directors of the SPAC cannot take effect until ten days after the mailing of an information statement to the SPAC shareholders in accordance with the requirements of Section 14(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 14f-1 under the Exchange Act (the “Schedule 14F”). Each of the Parties shall use its best efforts to prepare and coordinate the filing of the Schedule 14F with the SEC as promptly as reasonably practicable following the date of this Agreement.

8. Additional Covenants.

(a) On the Closing Date, SPAC and/or Sponsor shall deliver to New Sponsor all of the organizational documents, minute and stock record books and the corporate seal, books of account, general, financial, tax and personnel records, invoices, shipping records, supplier lists, correspondence and other documents, records and files and computer software and programs of the SPAC to a location designated by New Sponsor. Sponsor shall not retain copies of the foregoing, except for archiving and legal recordkeeping purposes.

(b) The Parties agree that the Sponsor Member will be appointed as a special advisor of the SPAC (the “Special Advisor”), effective as of the Closing Date, and included as such in the Form 8-K disclosure and any related press announcement, if any, pursuant to Section 3(c). Subject to applicable law and confidentiality obligations, the Sponsor Member shall, in its capacity as the Special Advisor, have the right to disclose, for marketing or other legitimate business purposes, (i) any public information relating to the SPAC; or (ii) any information that is not otherwise publicly available, provided that any such disclosure shall be subject to the prior written consent of the New Sponsor, which consent shall not be unreasonably withheld, conditioned, or delayed.

(c) From and after the date hereof until the filing of the SPAC 10-K, the Sponsor shall cause its representatives to provide all cooperation, information, access and support reasonably requested by the SPAC that is necessary to prepare, finalize and file the SPAC 10-K, including timely access to knowledgeable personnel, books and records and work papers in Sponsor’s possession or control, reasonable participation in diligence, reasonable assistance to SPAC’s auditors and execution of customary consents and representation letters. Sponsor shall not unreasonably withhold, condition or delay cooperation, shall respond as promptly as practicable.

9. Conditions to Closing.

(a) The obligations of New Sponsor to consummate the Transaction and the other transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the SPAC, the Sponsor Member or New Sponsor, as applicable) on or prior to the Closing of each of the following conditions precedent:

(i) The representations and warranties of the SPAC and the Old Sponsor Members set forth in Sections 10 and 11 of this Agreement, respectively, shall be true and correct in all material respects (except for the representations and warranties contained in Sections 10(a), 10(b), 10(d), 10(e), 11(a), 11(c), and 11(g), which shall be true and correct in all respects) as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date);

(ii) The Sponsor and the Old Sponsor Members shall have performed, satisfied and complied in all material respects with all covenants and agreements contained in this Agreement;

(iii) The Sponsor shall have executed and delivered to the New Sponsor stock powers and/or other instruments of transfer duly conveying the Transferred Interests to the New Sponsor;

(iv) The SPAC shall have delivered to New Sponsor the resignation of each officer and director of SPAC on the terms as set forth in Section 7 of this Agreement;

(v) The Old Sponsor Members, the Sponsor and the SPAC shall have obtained all requisite consents necessary for the consummation of the Transaction;

(vi) On or before the Closing Date, the Sponsor shall have, or cause SPAC to have, delivered evidence reasonably satisfactory to New Sponsor that the SPAC Liabilities (absolute, accrued, contingent or otherwise) have been or will be paid or discharged;

(vii) There has been no material change to SPAC’s cash bank account since January 19, 2026, in such amount as specified in Schedule 5(b) hereto, through and including the Closing Date; and

(viii) Access to SPAC’s bank account(s) shall have been transferred to New Sponsor and/or its designees.

(ix) An amount equal to the Excess Working Capital, minus $100,000 paid to the account of the Sponsor Member.

(b) The obligations of the SPAC and the Sponsor to consummate the Transaction and the other transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Sponsor) on or prior to the Closing of each of the following conditions precedent:

(i) (i) The representations and warranties of New Sponsor set forth in Section 12 of this Agreement shall be true and correct in all material respects (except for the representation and warranty contained in Section 12(a), which shall be true and correct in all respects) as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date);

(ii) New Sponsor shall have performed, satisfied and complied in all material respects with all covenants and agreements contained in this Agreement; and

(iii) New Sponsor shall have paid the Purchase Price to the Sponsor, in the form of direct payments to the Old Sponsor Members.

10. Representations and Warranties of Sponsor and the Old Sponsor Members. The Sponsor and the Old Sponsor Members make the representations and warranties contained in this Section 10 as of the date hereof to New Sponsor, intending that New Sponsor rely on each of such representations and warranties in order to induce New Sponsor to enter into and consummate the Transaction.

(a) Authorization. The execution, delivery and performance by such Old Sponsor Member of this Agreement and the consummation by such Old Sponsor Member of the Transactions and the other transactions contemplated by this Agreement are within such Old Sponsor Member’s powers and have been duly authorized by all necessary action. Assuming the due authorization, execution and delivery of this Agreement by each other Party, this Agreement constitutes a valid and binding agreement of such Old Sponsor Member, enforceable against such Old Sponsor Member in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the enforcement of rights of creditors generally and by general equitable principles.

(b) Organization and Authorization of Sponsor. The Sponsor is an entity duly organized, validly existing, and in good standing with its state or jurisdiction of formation. The execution, delivery, and performance by Sponsor of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Sponsor. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Sponsor, and, assuming due authorization, execution, and delivery by New Sponsor, this Agreement and the documents to be delivered hereunder constitute legal, valid, and binding obligations of Sponsor, enforceable against Sponsor in accordance with their respective terms.

(c) No Consents. No consent of any third party is necessary for the execution, delivery and performance of this Agreement and the consummation of the Transaction and the other transactions contemplated by this Agreement by such Old Sponsor Member or Sponsor which shall not have been obtained prior to the Closing Date.

(d) No Governmental Authorization. The execution, delivery and performance of this Agreement and the consummation of the Transaction and the other transactions contemplated by this Agreement by such Old Sponsor Member require no action by or in respect of, or filing or notice with, any governmental authority, other than compliance with any applicable requirements of the Securities Act, the Exchange Act of 1934, as amended (“Exchange Act”), and any other applicable securities laws, whether state, federal or foreign.

(e) Non-contravention. The execution, delivery and performance of this Agreement and the consummation of the Transaction and the other transactions contemplated by this Agreement by such Old Sponsor Member and Sponsor do not (i) contravene, conflict with, or result in a violation or breach of any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree binding upon or applicable to Sponsor, such Old Sponsor Member or the Transferred Interests that it owns, (ii) contravene, conflict with, or result in a violation or breach of any provision of any agreement to which Sponsor or such Old Sponsor Member is a party, (iii) require any consent or other action by any person under any material agreement or other instrument binding upon such Old Sponsor Member or Sponsor or any material license, franchise, permit, certificate, approval or other similar authorization affecting the assets or business of Sponsor, the assets or business of such Old Sponsor Member or the Transferred Interests that it owns, (iv) violate or conflict with any organizational documents of SPAC or the Sponsor; (v) violate or conflict with any rule of the statute, rule of Nasdaq and the SEC or any other ordinance, rule, or regulation applicable to the SPAC or (vi) result in the creation or imposition of any Lien on the Transferred Interests that it owns.

(f) Title to Transferred Interests. The Sponsor has good and valid legal title to, and beneficial ownership of, the Transferred Interests purported to be owned by it. Upon the sale of the Transferred Interests that it owns, New Sponsor will receive good and valid legal title to, and full beneficial ownership of, such Transferred Interests, free and clear of all Liens other than Liens on transfer imposed under applicable securities laws. Other than the Transferred Interests and Retained Securities, Old Sponsor Members have no other ownership interests in the SPAC, including any securities convertible or exchangeable into any ownership interests of the SPAC.

(g) Litigation. There are no actions, suits, proceedings or inquiries pending or, to such Old Sponsor Member’s knowledge, threatened against or affecting such Old Sponsor Member (in relation to the SPAC or the Sponsor only), the Sponsor or the SPAC at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality which in any manner adversely affects, or may in any manner adversely affect, the business, operations, capital, assets, liabilities and obligations (absolute, accrued, contingent or otherwise), condition (financial or otherwise) or results of operations of the Sponsor or which may affect the sale of the Transferred Interests or may otherwise materially affect the SPAC.

(h) Liabilities. To the Sponsor Member’s knowledge, Schedule 12(j) hereto contains a true, complete and correct list of all unpaid invoices, loans, accounts payable, accrued expenses and other liabilities of SPAC for the fiscal year ended and as of December 31, 2025 (collectively, the “SPAC Liabilities”), which are to be fully paid and satisfied by the SPAC with its working capital before Closing. Other than the SPAC Liabilities and the Deferred Underwriting Commission, neither the SPAC nor the Sponsor has, and shall have, no liabilities or obligations (absolute, accrued, contingent or otherwise) as of the Effective Date.

(i) Finders’ and Advisory Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Sponsor or any Old Sponsor Member who would be entitled to any fee or commission from Sponsor in connection with the transactions contemplated in this Agreement for which New Sponsor or SPAC would be liable following the Closing.

(j) Valid Issuance. The Transferred Interests are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights of any person.

(k) Internal Control and Financial Reporting. To the Sponsor Member’s knowledge, since the end of the SPAC’s most recent audited fiscal year, there have been no significant deficiency or material weakness in the SPAC’s internal control over financial reporting (whether or not remediated) and no change in the SPAC’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the SPAC’s internal control over financial reporting.

11. Representations and Warranties of SPAC. SPAC makes the representations and warranties contained in this Section 11 as of the date hereof to New Sponsor, intending that New Sponsor rely on each of such representations and warranties in order to induce New Sponsor to enter into and consummate the Transaction.

(a) Authorization. The execution, delivery and performance by SPAC of this Agreement and the consummation by SPAC of the Transaction and the other transactions contemplated by this Agreement are within SPAC’s powers and have been duly authorized by all necessary action on the part of SPAC, including any necessary action by security holders of SPAC. Assuming the due authorization, execution and delivery of this Agreement by each other Party, this Agreement is the valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the enforcement of rights of creditors generally and by general equitable principles.

(b) Corporate Existence and Power. SPAC is an exempted company duly formed, validly existing and in good standing under the laws of the Cayman Islands and has all requisite powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

(c) No Consents. No consent of any third party is necessary for the execution, delivery and performance of this Agreement and the consummation of the Transaction and the other transactions contemplated by this Agreement by SPAC which shall not have been obtained prior to the Closing Date.

(d) No Governmental Authorization. The execution, delivery and performance of this Agreement and the consummation of the Transaction and the other transactions contemplated by this Agreement by SPAC require no action by or in respect of, or filing with, any governmental authority, other than compliance with any applicable requirements of the Securities Act, Exchange Act and any other applicable securities laws, whether state, federal or foreign, all of which actions or filings will be timely made.

(e) Non-contravention. The execution, delivery and performance of this Agreement and the consummation of the Transaction and the other transactions contemplated by this Agreement by SPAC do not (i) contravene, conflict with, or result in a violation or breach of any provision of the Articles or any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree binding upon or applicable to SPAC or the Transferred Interests, (ii) contravene, conflict with, or result in a violation or breach of any provision of any written agreement to which SPAC is a party, (iii) require any consent or other action by any person under any material agreement or other instrument binding upon SPAC or any material license, franchise, permit, certificate, approval or other similar authorization affecting the assets or business of SPAC, or (iv) result in the creation or imposition of any Lien on the Transferred Interests.

(f) SEC Filings. SPAC has filed or furnished (as applicable) all forms, reports, schedules statements and documents with the Securities and Exchange Commission (the “SEC”) under the Securities Act or Exchange Act since its formation (the “SPAC SEC Documents”). As of its filing date and as of the date hereof, each SPAC SEC Document complied, as to form and content in all material respects with the applicable requirements of the Securities Act, Exchange Act, and all other applicable securities laws as the case may be, and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(g) Capitalization. Except as contemplated by this Agreement or as disclosed in the SPAC SEC Documents, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of SPAC is authorized or outstanding, (ii) there is not any commitment or offer of SPAC to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of SPAC and (iii) SPAC has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof. No person is entitled to any right of first offer, right of first refusal, preemptive or similar right with respect to the issuance of any securities of SPAC and, except as set forth in this Agreement or in the SPAC SEC Documents, no person is entitled to or any rights with respect to the registration of any securities of SPAC under the Securities Act.

(h) Contracts. The SPAC SEC Documents and Schedule 10(h) hereto contain a complete list of all contracts of the SPAC which will survive the Closing Date (“SPAC Contracts”). True and correct copies of the SPAC Contracts have been made available to New Sponsor (including, without limitation, through filing on EDGAR), together with all amendments, exhibits, attachments, waivers or other changes thereto. As of the Effective Date, the SPAC is in compliance with its material obligations pursuant to all the SPAC Contracts, including but not limited to, the Investment Trust Management Agreement.

(i) No Material Change. Except as set forth in the SPAC SEC Documents, there has not been any material change in the capital, assets, liabilities or obligations (absolute, accrued, contingent or otherwise) of SPAC from the capital, assets, liabilities or obligations (absolute, accrued, contingent or otherwise) of SPAC disclosed in the SPAC SEC Documents.

(j) Liabilities. Schedule 12(j) hereto contains a true and correct list of the SPAC Liabilities, which are to be fully paid and satisfied by the SPAC with funds in its working capital accounts before the Closing Date. Other than the SPAC Liabilities and the Deferred Underwriting Commission, SPAC has, and shall have, no liabilities or obligations (absolute, accrued, contingent or otherwise) as of and for the fiscal year ended December 31, 2025.

(k) Finders’ and Advisory Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of SPAC who would be entitled to any fee or commission from SPAC in connection with the Transaction for which New Sponsor or SPAC would be liable after the Closing Date.

(l) Reimbursable Expenses. Other than the SPAC Liabilities, there are no outstanding loans or reimbursable expenses owed by SPAC to the Sponsor, SPAC’s officers or directors or any affiliate thereof and no other amounts are, or to the SPAC’s knowledge will, after the Effective Date, be payable by SPAC to Sponsor, SPAC’s officers or directors or any affiliate thereof related to any services provided to SPAC.

(m) No Proceedings. There are no actions, suits, proceedings or inquiries pending or, to SPAC’s knowledge, threatened against or affecting SPAC at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality which in any manner adversely affects, or may in any manner adversely affect, the business, operations, capital, assets, liabilities and obligations (absolute, accrued, contingent or otherwise), condition (financial or otherwise) or results of operations of SPAC or which may affect the sale of the Transferred Interests.

(n) Internal Control and Financial Reporting. To the SPAC’s knowledge, since the end of the SPAC’s most recent audited fiscal year, there have been no significant deficiency or material weakness in the SPAC’s internal control over financial reporting (whether or not remediated) and no change in the SPAC’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the SPAC’s internal control over financial reporting.

12. Representations and Warranties of New Sponsor. New Sponsor makes the representations and warranties contained in this Section 12 as of the date hereof to the Sponsor and Old Sponsor Members, intending that Sponsor and the Old Sponsor Members rely on each of such representations and warranties in order to induce the Sponsor and the Old Sponsor Members to enter into and consummate the Transaction.

(a) Authorization. The execution, delivery and performance by New Sponsor of this Agreement and the consummation by New Sponsor of the Transaction and the other transactions contemplated by this Agreement are within New Sponsor’s power and have been duly authorized by all necessary action. Assuming the due authorization, execution and delivery of this Agreement by each other Party, this Agreement constitutes a valid and binding agreement of New Sponsor, enforceable against New Sponsor in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the enforcement of rights of creditors generally and by general equitable principles.

(b) No Governmental Authorization. The execution, delivery and performance by the New Sponsor of this Agreement and the consummation by New Sponsor of the Transaction and the other transactions contemplated by this Agreement require no action by or in respect of, or filing with, any governmental authority, other than compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable securities laws, whether state, federal or foreign.

(c) Investment Representations.

(i) Acknowledgment. New Sponsor understands and agrees that the Transferred Interests have not been registered under the Securities Act or the securities laws of any state of the U.S. and that the sale of the Transferred Interests will be effected in reliance upon one or more exemptions from registration afforded under the Securities Act. New Sponsor acknowledges and agrees that the Transferred Interests may not be offered, resold, transferred, pledged or otherwise disposed of by New Sponsor absent an effective registration statement under the Securities Act, except (i) to SPAC or a subsidiary thereof, (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act (including without limitation a private resale pursuant to so called “Section 4(a)1½”), or (iii) in an ordinary course pledge such as a broker lien over account property generally, and, in each of clauses (i)-(iii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates or account entries representing the Transferred Interests will contain a restrictive legend to such effect. New Sponsor acknowledges and agrees that the Transferred Interests will be subject to these securities law transfer restrictions, and as a result of these transfer restrictions, New Sponsor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Transferred Interests and may be required to bear the financial risk of an investment in the Transferred Interests for an indefinite period of time. New Sponsor acknowledges that the Transferred Interests will not be immediately eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act until at least one year following the filing of certain required information with the SEC after the closing of a Business Combination. New Sponsor acknowledges and agrees that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Transferred Interests.

(ii) Status. New Sponsor is an “accredited investor” as defined in Rule 501 promulgated under the Securities Act. New Sponsor has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of the Transferred Interests and of making an informed investment decision, and has conducted a review of the business and affairs of SPAC that it considers sufficient and reasonable for purposes of purchasing the Transferred Interests. New Sponsor understands that the Transferred Interests will be sold to New Sponsor in reliance upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of New Sponsor set forth in this Agreement, in order that Sponsor may determine the applicability and availability of the exemptions from registration on which Sponsor is relying.

(iii) Purchase for Own Account. New Sponsor is purchasing the Transferred Interests for its own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof. New Sponsor has no present intention of selling, granting any participation in, or otherwise distributing the Transferred Interests. New Sponsor does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Transferred Interests.

(d) New Sponsor Review. New Sponsor has reviewed the SPAC SEC Documents, including the exhibits thereto. New Sponsor is not relying on any other information concerning SPAC or the Transferred Interests in connection with acceptance of the Transferred Interests, other than as set forth herein.

(e) Finders’ and Advisory Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of New Sponsor who would be entitled to any fee or commission from SPAC in connection with the transactions contemplated in this Agreement for which Sponsor would be liable.

13. Release. Each Old Sponsor Member hereby releases SPAC and each of its officers, directors and shareholders, as well as the Sponsor Member and New Sponsor, from any claims that they may have now or in the future, whether contractual, statutory or otherwise, against any of SPAC, its officers, directors or shareholders relating to (i) the formation of SPAC, (ii) the operation of SPAC (including agreements between the Old Sponsor Members and SPAC) up to the Closing, (iii) the negotiation and execution of this Agreement, and (iv) the dismissal of Old Sponsor Members or any of their officers, directors or employees as an officer, director or employee of SPAC, as applicable. The SPAC hereby irrevocably releases each of its officers, managers and members who have tendered a resignation pursuant to Section 7(a) and Section 7(b) of this Agreement, from any claims that the SPAC may have now or in the future, whether contractual, statutory or otherwise, to the extent relating to or arising from (i) the operation of SPAC following the Closing and (ii) the negotiation and execution of this Agreement. Notwithstanding the foregoing, nothing herein shall be construed as a waiver or release of (x) any claim for indemnification that the Old Sponsor Members may have against SPAC regardless of whether such claim arises after the Closing, (y) any rights under this Agreement or any of the agreements executed and delivered hereunder, or (z) any claim for fraud, willful misconduct or gross negligence.

14. Indemnification and Exculpation; Insurance.

(a) All rights to exculpation or indemnification for acts or omissions occurring through the date hereof now existing in favor of any of the officers and directors of SPAC prior to the consummation of the Transaction as provided in the Articles will survive the execution of this Agreement and the Closing and will continue in full force and effect in accordance with their terms and will not be amended by SPAC to eliminate or reduce such rights except to the extent required by law.

(b) At no cost to the Sponsor or the Old Sponsor Members, the SPAC (i) shall retain, renew or otherwise extend its current directors’ and officers’ liabilities insurance policy, or put in place a new directors’ and officers’ liabilities insurance policy, on terms substantially similar to SPAC’s existing directors’ and officers’ liabilities insurance policy through the closing of a Business Combination and (ii) shall, as of the closing of the Business Combination, obtain a “tail” insurance policy, extending coverage for an aggregate period of six (6) years providing directors’ and officers’ liability insurance with respect to claims arising from facts or events that occurred on or before the closing of the Business Combination covering (as direct beneficiaries) those persons who are as of the date of this Agreement currently covered by the SPAC’s directors’ and officers’ liability insurance policy, with coverages for each of (i) and (ii) above of the type and with the amount of coverage on terms substantially similar to SPAC’s existing directors’ and officers’ liability insurance.

(c) The Parties acknowledge and agree that the New Sponsor is acquiring control of the SPAC as-is and is aware of the potential risks associated with the current and future financial and operational status of the SPAC, including but not limited to the risk of imminent liquidation. The Sponsor Member and Non-Managing Members acknowledge and agree that (i) all potential liabilities, whether known or unknown, or incurred by the SPAC and/or the Sponsor prior to the Effective Date, shall be the responsibility of the Sponsor Member and Non-Managing Members; (ii) the Sponsor Member and Non-Managing Members will indemnify and hold harmless New Sponsor for all such liabilities incurred prior to the effective date; and (iii) the New Sponsor shall not be held liable or responsible for any actions, decisions, or events leading to or resulting in the liquidation or dissolution of the SPAC following the consummation of this Agreement, except to the extent such actions, decisions, or events arise directly from the gross negligence or willful misconduct of the New Sponsor. The New Sponsor shall use commercially reasonable efforts to recover under any applicable insurance coverage or any other available legal remedy, and only thereafter seek indemnification from the Sponsor Member and the Non-Managing Members for any such foregoing liabilities incurred under this Section 14; provided, however, that nothing herein shall require the New Sponsor to commence or pursue litigation against any insurer or otherwise impair, limit, or waive any right to indemnification hereunder. For the avoidance of doubt, if the Sponsor or New Sponsor receives any waiver or assumptions of liabilities pursuant to a business combination agreement, the Sponsor Member and the Non-Managing Members shall be entitled to the same. SPAC and New Sponsor acknowledge and agree that (i) all potential liabilities, whether known or unknown, to be incurred by the SPAC and/or the New Sponsor after the Effective Date shall be the responsibility of SPAC and New Sponsor, respectively; (ii) SPAC and New Sponsor will indemnify and hold harmless Old Sponsor Members and Sponsor for all such liabilities incurred after the Effective Date; and (iii) neither the Old Sponsor Members nor Sponsor shall be held liable or responsible for any actions, decisions, or events following the consummation of this Agreement, except to the extent such actions, decisions, or events arise directly from the gross negligence or willful misconduct of such Sponsor and Old Sponsor Member, respectively. Sponsor expressly waives any claims against the New Sponsor related to the SPAC’s failure to complete a Business Combination, the expiration of the SPAC’s permitted lifespan, or any regulatory or compliance matters associated with the SPAC prior to or after the Closing.

15. Further Assurances. Each Party agrees that it will execute and deliver, or cause to be executed and delivered, on or after the date of this Agreement, all such other documents and instruments as are reasonably required for the performance of such Party’s obligations hereunder and will take all commercially reasonable actions as may be necessary to consummate the Transaction and the other transactions contemplated by this Agreement and to effectuate the provisions and purposes hereof. In addition, without limiting the foregoing, the Sponsor shall cooperate with SPAC and New Sponsor with respect to all filings that SPAC or New Sponsor elect to make or are required by law to make in connection with the Transaction and the other transactions contemplated by this Agreement.

16. Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing: (a) by written consent the Sponsor and New Sponsor, (b) if the Closing has not occurred on or prior to February 6, 2026, (c) by written notice to the Sponsor, Old Sponsor Members and SPAC from New Sponsor if there is any breach of representation, warranty, or covenant of Sponsor and/or SPAC such that the conditions specified in Section 9 of this Agreement would not be satisfied at the Closing or (d) by written notice to New Sponsor from the Sponsor and the Old Sponsor Members if there is any breach of representation, warranty, or covenant of New Sponsor such that the conditions specified in Section 9 of this Agreement would not be satisfied at the Closing. In the event of the termination of this Agreement, this Agreement shall become void and of no further force or effect without liability of any Party (or any shareholder, director, officer, employee, affiliate, agent, consultant or representative of such Party) to the other Parties hereto; provided that, if such termination shall result from the willful and material breach by a Party of its covenants and agreements hereunder or common law fraud or willful and material breach in connection with the transactions contemplated by this Agreement, such Party shall not be relieved of liability to the other Parties for any such willful and material breach or common law fraud occurring prior to such termination. The provisions of Sections 10, 11, 12, 13, 14, 16, and 17 will survive any termination of this Agreement.

17. Miscellaneous.

(a) Entire Agreement. This Agreement contains the entire agreement between the Parties and supersedes any previous understandings, commitments or agreements, oral or written, with respect to the subject matter hereof. No modification of this Agreement or waiver of the terms and conditions hereof shall be binding upon either Party, unless mutually approved in writing.

(b) Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such provision(s) had never been contained herein, provided that such provision(s) shall be curtailed, limited or eliminated only to the extent necessary to remove the invalidity, illegality or unenforceability in the jurisdiction where such provisions have been held to be invalid, illegal, or unenforceable.

(c) Titles and Headings. The titles and section headings in this Agreement are included strictly for convenience purposes.

(d) No Waiver. It is understood and agreed that no failure or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

(e) Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, without regard to its conflicts of laws rules. Each Party (i) irrevocably submits to the exclusive jurisdiction of the state and federal courts located in the Borough of Manhattan, New York, New York (collectively, the “Courts”), for purposes of any action, suit or other proceeding arising out of this Agreement; and (ii) agrees not to raise any objection at any time to the laying or maintaining of the venue of any such action, suit or proceeding in any of the Courts, irrevocably waives any claim that such action, suit or other proceeding has been brought in an inconvenient forum and further irrevocably waives the right to object, with respect to such action, suit or other proceeding, that such Court does not have any jurisdiction over such Party. Any Party may serve any process required by such Courts by way of notice.

(f) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(g) Counterparts. This Agreement may be executed in counterparts (delivered by email or other means of electronic transmission), each of which shall be deemed an original and which, when taken together, shall constitute one and the same document.

(h) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by email or other electronic means, with affirmative confirmation of receipt, (iii) one business day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) business days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses or at such other address for a Party as shall be specified by like notice.

If to New Sponsor:	Collective Acquisition Sponsor LLC
407 Lincoln Rd. Suite 6H PMB 1553, Miami
FL, 33139
Attention: Peter Ondishin
Email: pete@cocapitalmgmt.com

With a copy, which shall not constitute notice, to:

Reed Smith LLP
599 Lexington Avenue, 22nd Floor
New York, NY 10022
Attention: Yuta N. Delarck
Email: ydelarck@reedsmith.com

If to the SPAC, Sponsor or the Old Sponsor Members:

Dune Acquisition Holdings II LLC
Dune Acquisition Corporation II
700 S. Rosemary Ave, Suite 204
West Palm Beach, FL 33401

With a copy, which shall not constitute notice, to:

Edelman Legal Advisory PLLC
400 Rella Boulevard, Suite 165 Suffern, New York 10901

(i) Binding Effect; No Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other Parties, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

(j) Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any Party in connection with the transactions contemplated hereby shall create any rights in or be deemed to have been executed for the benefit of, any person or entity that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

(k) Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may not have adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

(l) Expenses. Except as expressly set forth in this Agreement, each party shall pay the expenses incurred by such Party in connection with this Agreement and the transactions contemplated hereby, whether or not such transactions are consummated, including all fees of its legal counsel and other advisors; provided, however, the New Sponsor agrees to pay the fees and expenses of counsel to the Sponsor Member relating to the Transaction, not to exceed $25,000 if the Transaction is not consummated.

(m) Survival of Representations, Warranties and Covenants. The representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing.

(n) Injunctive Relief. It is hereby understood and agreed that damages shall be an inadequate remedy in the event of a breach by any Party of any covenants or obligations herein, and that any such breach by a Party will cause the other Parties great and irreparable injury and damage. Accordingly, the breaching Party agrees that the other Parties shall be entitled, without waiving any additional rights or remedies otherwise available to such other Parties at law or in equity or by statute, to injunctive and other equitable relief in the event of a breach or intended or threatened breach by the breaching Party of any of said covenants or obligations.

[remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered, all as of the Effective Date.

NEW SPONSOR:

COLLECTIVE ACQUISITION SPONSOR LLC

By:
Name:	Elliot Richmond
Title:	Authorized Signatory

SPAC:

DUNE ACQUISITION CORPORATION II

By:
Name:	Carter Glatt
Title:	Chief Executive Officer

SPONSOR:

DUNE ACQUISITION HOLDINGS II LLC

By:
Name:
Title:	Managing Member

SPONSOR MEMBER:

By:
Name:

[Signature Page to Purchase Agreement]